EXHIBIT A

DIRECTORS AND EXECUTIVE OFFICERS OF TM HOLDINGS

The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted of each director and executive officer of TM Holdings. The business address of each such person is c/o Tokio Marine Holdings, Inc. at 1-2-1 Marunouchi, Chiyoda-ku, Tokyo 100-0005 Japan.

DIRECTORS OF TOKIO MARINE HOLDINGS, INC.	PRESENT PRINCIPAL OCCUPATION	CITIZENSHIP

Kunio Ishihara	Chairman of the Board	Japan

Shuzo Sumi	Director	Japan

Hiroshi Amemiya	Director	Japan

Takaaki Tamai	Director	Japan

Tsuyoshi Nagano	Director	Japan

Masashi Oba	Director	Japan

Hiroshi Miyajima	Director	Japan

Kunio Ito	Director	Japan

Akio Mimura	Director	Japan

Toshifumi Kitazawa	Director	Japan

Mikio Sasaki	Director	Japan

Toshiro Yagi	Standing Corporate Auditor	Japan

Toshiki Ohashi	Standing Corporate Auditor	Japan

Hiroshi Fukuda	Corporate Auditor	Japan

Yuko Kawamoto	Corporate Auditor	Japan

Akinari Horii	Corporate Auditor	Japan

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EXECUTIVE OFFICERS OF TOKIO MARINE HOLDINGS, INC.	PRESENT PRINCIPAL OCCUPATION	CITIZENSHIP

Shuzo Sumi	President (Executive Officer)	Japan

Hiroshi Amemiya	Executive Vice President (Executive Officer)	Japan

Takaaki Tamai	Senior Managing Director (Executive Officer)	Japan

Tsuyoshi Nagano	Senior Managing Director (Executive Officer)	Japan

Hiroshi Endo	Senior Managing Director (Executive Officer)	Japan

Naoki Uno	Managing Director (Executive Officer)	Japan

Masashi Oba	Managing Director (Executive Officer)	Japan

Kunihiko Fujii	Director (Executive Officer)	Japan

Hiroyuki Shibuya	Director (Executive Officer)	Japan

Ichiro Ishii	Director (Executive Officer)	Japan

Takefumi Horiuchi	Director (Executive Officer)	Japan

Hirokazu Fujita	Director (Executive Officer)	Japan

Takashi Ito	Director (Executive Officer)	Japan

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